EXHIBIT 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

        We are aware that our report dated October 18, 2004 on our review of interim consolidated financial information of 3M Company and Subsidiaries (the "Company") for the three- and nine-month periods ended September 30, 2004 and 2003, and included in the Company's Form 10-Q for the quarter ended September 30, 2004 is incorporated by reference in the Company's Post-Effective Amendment No. 7 to the Registration Statement on Form S-3, for the registration of $639,000,000 aggregate principal amount of the Company's Liquid Yield Option(TM) Notes due 2032 (the "LYONs") and the shares of common stock of the Company issuable upon conversion of the LYONs.

/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP

Minneapolis, Minnesota
November 5, 2004